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                                                                   Exhibit 10.7

                                     FORM OF

                 AMENDED AND RESTATED PROGRAM LICENSE AGREEMENT

         This AMENDED AND RESTATED PROGRAM LICENSE AGREEMENT is entered into as of _______ by and between UNIVISA, INC., a Delaware corporation, (hereinafter "Licensor") and THE UNIVISION NETWORK LIMITED PARTNERSHIP, a Delaware limited partnership ("Licensee"), and amends and restates that certain PROGRAM LICENSE AGREEMENT made as of the 17th day of December, 1992 by and between Licensor and Licensee.

         WHEREAS, Licensor has or will have rights in the United States of America, including all territories and possessions thereof other than Puerto Rico (the "Territory"), to license certain television programs in the Spanish language or with Spanish subtitles produced by and to be produced by Televisa, S.A. and other entities controlled by Grupo Televisa, S.A. ("GT") (GT and all of the companies it controls, including Televisa, S.A., and Licensor being hereinafter referred to collectively as "Televisa").

         WHEREAS, Licensee operates the Univision Spanish language television network and the Galavision Spanish language television network of affiliated television broadcast stations and cable television systems (such networks being hereinafter referred to as the "Networks" and those television broadcast stations affiliated with such Networks that are now or hereafter directly or indirectly majority owned and operated by Univision Communications Inc. ("UCI") or a direct or indirect subsidiary of UCI or with respect to which UCI or a direct or indirect subsidiary of UCI has the right to designate a majority of the board or similar governing body, and in each case, which broadcast in the Spanish language format being hereinafter referred to as the "Stations") and desires to acquire the right to broadcast certain of the programs produced, to be produced or otherwise marketed by Televisa over the Networks in the Territory and Licensor is willing to grant such a license upon the terms, provisions and conditions herein set forth.

         WHEREAS, Dennevar B.V. ("Venevision") is simultaneously herewith entering into an Amended and Restated Program License Agreement, dated as of the date hereof (the "Venevision Agreement"), with the Licensee to license certain television programming for broadcast over the Networks.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. Right of First Offer of Programming.
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            1.1 Pursuant to the terms and conditions hereof, Licensor hereby grants Licensee the option to obtain an exclusive license for the broadcast over the Networks in the Territory of all Programs (as hereinafter defined). The option may be exercised as follows:

                (a) First, Licensee will have a first option to accept for exclusive license in the Territory, subject to all the other terms and conditions of this Agreement: (i) Programs in an amount that, when aggregated with Programs accepted pursuant to Section 1.1(a) of the Venevision Agreement, will be sufficient to fill 18 hours of programming per day in aggregate for the two Networks combined, and (ii) any news Programs.

                (b) Second, Licensor may make available for license to the owners and operators of KWHY-TV, Channel 22 ("KWHY") all Programs (other than news Programs) not accepted by Licensee pursuant to paragraph (a) above for exclusive use in the Los Angeles ADI; provided, however, that during the Broadcast Period (as defined below) of any Program licensed by Licensee, Licensor shall not license KWHY to broadcast reruns of such Program or Programs of the same series as such Program. KWHY will be entitled to accept an amount of programs that will be sufficient to fill up to one 85 hour-per-week time schedule. The terms of the license to KWHY will provide for payment by KWHY of a license royalty at a price to be negotiated between Licensor and KWHY. The license will be assignable by Licensee with a transfer of control of KWHY. The term of Licensor's obligation to offer Programs to KWHY on the terms described herein shall not exceed five years from December 17, 1992.

                (c) After selection by KWHY of Programs pursuant to paragraph
(b) above, Licensee will have a first option, subject to all the other terms and conditions of this Agreement, including the 70% coverage requirement set forth in Section 2 below (determined as provided therein), to accept for exclusive license in the Territory, any Programs (i) for markets outside of KWHY's Los Angeles ADI, Programs accepted by KWHY pursuant to paragraph (b) above and (ii) when paragraph (b) above is no longer applicable, any Programs for all markets, including Los Angeles, in an amount which, when aggregated with the amount of Programs accepted pursuant to paragraph (a) above, will be sufficient to satisfy the representation and warranty included in Section 7.3 hereof.

            1.2 For purposes of this Agreement only:

                (a) "Programs" means (i) programs initially produced in the Spanish language or programs with Spanish subtitles produced by third parties or co- produced by Televisa with third parties to which Televisa owns sole television broadcast rights in the Territory (and which is not a Co-Produced Program (as defined below)); (ii) all programs initially produced in the Spanish language or programs with Spanish subtitles, previously produced directly or indirectly by or for Televisa and to be produced directly or

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indirectly by or for Televisa for broadcast at any time to which Televisa owns television broadcast rights in the Territory and which are available for broadcast including, without limitation, in the following categories: novelas, musicals, variety shows, situation comedies, game shows, talk shows, children's shows, news shows, cultural and educational programs, and sports programs; and
(iii) movies produced by Televisa and for which Televisa owns the television broadcast rights in the Territory, from and after the time that such movies become available for free television broadcast in the Territory. Each Program shall be available for license to Licensee in the Territory pursuant to the terms of this Agreement upon the first to occur of (i) the date when such Program is initially broadcast by Televisa or (ii) the date when such Program is first made available for broadcast by any third party. Except as provided in the following paragraph, if Licensor or Televisa shall produce directly or indirectly any Spanish Language or Spanish subtitled programming for broadcast in the Territory it shall be deemed a Program subject to the terms and conditions of this Agreement.

                The term "Programs" does not include Special Programs (other than Televisa Produced U.S. Special Programs, as defined below), Co-Produced Programs or Default Programs (each as defined below) or local news or public affairs programs (it being understood that all such local programs will be produced or acquired by Licensee or its affiliated stations). "Co-Produced Programs" means programs originally produced for broadcast in the Spanish language or with Spanish subtitles, previously produced, or to be produced, by Televisa for broadcast pursuant to co-production agreements with unaffiliated third parties or produced by unaffiliated third parties (in each case, other than any broadcaster in and to the Territory) (i) under which Televisa does not own the right to permit the broadcast of such program in the Territory and/or
(ii) under which Televisa is required to share with such third parties the revenue derived from the broadcast of such program in the Territory. No program that would otherwise be a Program under Section 1.2(a)(ii) shall become a Co-Produced Program solely because Televisa or Licensor licenses or sells distribution rights in the Territory prior to or during production of such program and neither Televisa nor Licensor shall enter into any agreement to the contrary. In order for a program to be a Co-Produced Program, some material underlying property right of such program must be provided by such unaffiliated third party and such unaffiliated third party must participate in the development and production of the Program in exchange for such third party's distribution rights in the Territory or participation in distribution revenues from the Territory. Nothing contained in this Agreement shall prevent Licensor or Televisa from licensing broadcast rights (in exchange for cash or in-kind services or property other than Programs) for territories other than the Territory to programs initially produced in the Spanish language or programs with Spanish language subtitles that are developed and produced in the Territory by unaffiliated third party producers located in the Territory, including broadcasters, provided that neither Licensor nor Televisa has participated in any way in the development or production of any such program. Televisa agrees that it will use its good faith efforts not to structure agreements with respect to programs in a manner intended to cause such programs not to be considered Programs hereunder.

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                (b) "broadcast" or "network broadcast" means all electronic forms or other means now known or hereafter developed of transmission and re-transmission, including but not limited to over-the-air television, cable television, low power television, multi-point distribution systems, wire, fiber optics, microwave, and satellite, except for purposes of delivery of the Programs pursuant to Section 4.

                (c) "Affiliate" of a person means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question. For the purposes of this definition, "control", when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Affiliate shall not mean any television station that has entered into an affiliation agreement with the Networks but is otherwise not an Affiliate of UCI, any Person that controls Grupo Televisa S.A. or any person under common control with, but not directly or indirectly controlled by, Grupo Televisa S.A.

            1.3 Licensor and its Affiliates shall have the right and ability to, and to permit others to: (i) transmit or re-transmit in any electronic form or other means, from any television station in Mexico, or via satellite which receives its signal from any earth station or other facility in Mexico, any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions or re-transmissions may be viewed in the Territory, provided that neither Licensor nor its Affiliates consent to the retransmission of such Programs by any television station in the Territory or by any cable system in the Territory that is located beyond 35 miles from the community of license of any transmitting television station in Mexico transmitting the Programs (any such cable re-transmission within such 35 mile limit being hereby expressly permitted); and (ii) market and promote and otherwise generate revenues (including, but not limited to, the sale of advertising time) attributable to the ability of viewers in the Territory to receive such Programs.

         2. Notification, Acceptance and Licensing of Programming. Not less than once in each calendar quarter during the term of this Agreement, Licensor will deliver a written notice (an "Availability Notice") to Licensee specifying all Programs which (a) have become available for license by Licensee since the delivery of the preceding Availability Notice or (b) may no longer be available to Licensee on an exclusive basis. Such notice shall be accompanied, if practicable, by a video tape pilot or representative episode of each of the new Programs (except for live Programs). If Licensee desires to license any Programs, it must notify Licensor of its acceptance in writing (an "Acceptance") within thirty days of receipt of the Availability Notice. Such Acceptance shall specify the name of the Accepted Program, the name of the Network on which it is to be broadcast, the date and time period in which Licensee intends to commence the broadcast of the Accepted Program (which date shall be not more than 180 days from the date of Acceptance with respect to Programs other than novelas and shall be not more than 270 days from the date of

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Acceptance with respect to novelas), and such other information as may reasonably be requested by Licensor. An Acceptance shall constitute the exercise by Licensee of its option for the Program(s) accepted and upon receipt by Licensor of such Acceptance, the Program(s) covered by each such Acceptance shall without further action be automatically licensed to Licensee on the terms and conditions of this Agreement. Subject to the terms and conditions set forth herein, Licensee shall have exclusivity in the carriage of all accepted Programs ("Accepted Programs") for broadcast in the Territory from the date of acceptance to the conclusion of the applicable Broadcast Period. If no such Acceptance is received with respect to any or all available Programs, Licensor shall be free to license all such unaccepted Programs ("Unaccepted Programs") to others in the Territory for not more than one run over a period of one year (which license, in the case of novelas, may also provide for one rerun), subject to Licensee's right of first refusal described in Section 3; provided, however, that during the Broadcast Period of a Program licensed by Licensee, Licensor shall not license any other person or entity to broadcast in the Territory reruns of such Program or other Programs of the same series as such Program.

         In order to avoid the "warehousing" of Programs by the Licensee, (A) Licensee shall not issue Acceptance Notices without specifying the intended broadcast commencement date and time period; however, Licensee shall have the right at any time for any bona fide reason, on not less than 10 days' written notice to Licensor at least 60 days prior to the intended broadcast date, (i) to switch dates and times among previously Accepted Programs or among previously Accepted Programs and programs acquired from another source, provided that after giving effect to such switch all other requirements with respect to broadcast and scheduling of Programs contained in this Agreement continue to be satisfied and/or (ii) to rescind Acceptance with respect to any Program and to issue an Acceptance Notice with respect to a substitute Program, provided that (x) the substitute Program shall be broadcast in the time slot originally reserved for the rescinded Program and (y) the rescinded Program shall thereafter constitute a Default Program, (B) Licensee shall not issue Acceptance Notices with respect to more Programs than it is capable of airing over the Networks, and (C) Licensee shall not broadcast any First-Run Program (other than news) on either of the Networks (X) between the hours of 1:00 a.m. and 9:00 a.m. unless Licensee can demonstrate that it is commercially reasonable to broadcast such program during such period, or (Y) during any other time period during which Licensee cannot reasonably expect the 70% broadcast coverage requirement described in the following paragraph to be satisfied.

         Subject to the preceding paragraph, with respect to any Accepted Program, Licensee must commence the broadcast of the Program on one of the Networks over at least 70% of such Network's coverage (as determined by the number of Hispanic television households potentially reached by the applicable Network) within 180 days following notice of its Acceptance (except for novelas where the time for commencement may be extended for an additional 90 days because of scheduling problems) and shall continue to broadcast the Program without substantial interruption over such minimum of 70% Network coverage

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until the conclusion of the Broadcast Period (as defined below). Should Licensee fail to comply with the broadcast commencement, 70% coverage and continuous broadcast provisions of this paragraph, Licensee's license with respect to the Program (a "Default Program") shall be terminated 10 days following written notice of non-compliance unless Licensee demonstrates compliance or excusable non-compliance with such provisions. In the event of termination, the Default Program shall be subject to re-license by Licensor to others at any time or from time to time (without any right of first refusal or other right applicable to Licensee, whether pursuant to Section 3 or otherwise). The parties acknowledge that this provision is designed to avoid "warehousing" of product by Licensee and that in the event Licensee breaches the provisions of this paragraph, Licensor's damages are incapable of calculation and the remedies set forth herein are appropriate under the circumstances.

         For purposes of this Agreement only:

                (a) "Broadcast Period" means (i) for novelas or other Programs with a plot line continuing through more than one episode, the time necessary to broadcast all episodes on a continuing basis without substantial interruption and (ii) for all other programs (excluding one-program shows), (x) for weekly programs, the time period necessary to broadcast 26 episodes of the Program without substantial interruption, which under normal circumstances is expected to be 26 continuous weeks and (y) for daily programs (Monday through Friday), 26 weeks.

                (b) "without substantial interruption" means that the Programs will be scheduled and run on a continuing periodic basis except for occasional network preemption to accommodate one-time specials or programs which, because of their nature or timeliness or because of FCC Rules, must in Licensee's reasonable judgment be broadcast in lieu of the regularly scheduled Program.

         3. Right of First Refusal. If any other person or entity (other than KWHY, or its assignees, with respect to Programs licensed by it pursuant to
Section 1.1(b) hereof) wishes to accept for broadcast in the Territory any Unaccepted Programs which Licensor has offered to it pursuant to Section 2, Licensor shall send a written notice (a "Second Chance Notice") to Licensee specifying the name of any such Programs and the license terms offered by such person or entity that wishes to accept such Unaccepted Programs. Licensee shall have a right of first refusal, good for three business days from receipt of the Second Chance Notice to acquire such Unaccepted Program, subject to the same conditions offered by such other person or entity, for the Program Royalty (as defined in Section 5) plus the amount, if any, by which the license fee offered by such other person or entity exceeds the Program Royalty attributable to combined net time sales for the time slot in which such Program is broadcast. Any such Unaccepted Programs which are not accepted in writing by Licensee within three business days of receiving a Second Chance Notice may be licensed to such other person or entity. Rights to exploit Unaccepted

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Programs will be granted to other persons or entities for not more than one run over a period of one year (provided that, in the case of novelas, such rights may include the right to one rerun), and if the same Program is offered thereafter in the Territory, it will once again be offered to Licensee pursuant to Section I hereof. All episodes of a novela which are to be shown within one year from the showing of the first episode shall be deemed to be the same Program for the purposes of the requirement to offer all programming first to Licensee.

         4. Delivery, Expenses And Use Of Programs.

            4.1 Following Licensee's acceptance of Programs pursuant to Sections 2 or 3 of this Agreement, Licensor shall deliver to Licensee, at Licensee's expense, and in accordance with Licensee's reasonable and customary instructions, a visual and aural reproduction of each such Program or Program episode via satellite or video tape suitable for broadcast and formatted for U.S. broadcast in accordance with past practices, at least ten days prior to Licensee's scheduled broadcast, except for live broadcasts or as otherwise agreed by the parties. Programs will be deemed delivered by Licensor when transmitted to the satellite, when actually received if shipped by freight, or when made available through permission to re-transmit the signal of an affiliate of Licensee.

            4.2 Licensee agrees that as soon as practicable following receipt of each satellite transmission or video tape delivery, it will examine it to determine whether it is physically suitable for broadcasting and notify Licensor immediately upon detecting any defect rendering such copy unsuitable for telecast. In such cases, Licensor shall promptly deliver at its own expense either a physically suitable tape or (except in the case of novelas) a tape of another Program in the same series, subject to verification of the defect.

            4.3 Licensee agrees to return each video tape delivered by Licensor to Licensor on the reels and in the containers in which it was shipped, in the same condition as received, reasonable wear and tear through proper use excepted, as soon as practicable after telecast. Licensee shall pay all costs of returning the tapes to Licensor. Should Licensor request that the video tape be sent to a location other than Licensor's warehouse, Licensor will bear responsibility for shipping costs above those which would have been applicable for shipping the video tape to Licensor's warehouse.

            4.4 The video tapes shall at all times remain the property of Licensor subject to Licensee's rights as herein provided. The risk of loss, damage, destruction or disappearance of any tape shall be borne by Licensee from the time of delivery to Licensee until the return thereof to Licensor or Licensor's designee and as to any tape or part thereof lost, stolen, destroyed or damaged after delivery to Licensee and before the return thereof, Licensee shall pay Licensor the cost of replacement thereof, which payment shall be limited to the cost of replacing the raw video tape.

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            4.5 Licensee will not, and will not authorize others to copy, duplicate or re-license any Program unless necessary for Licensee's own network broadcast. Any duplicate or copy of any part of the Program (including trailers) made by Licensee for its own purposes will be erased following the broadcast of the Program. Upon receipt of written request from Licensor, an officer of Licensee shall certify in writing the destruction of all such copies.

            4.6 Licensor will furnish to Licensee glossy prints of still photos, synopses, casts and all other promotional material for the promotion and exploitation of the Programs, if available. Licensor grants to Licensee the right to use and license others to use Licensor's name and, unless Licensee is advised by Licensor that the rights of Licensor are limited (in which case, to the extent not limited), to use and license others to use the name and likeness of, and biographical material concerning, each star, featured performer, writer, director and producer in the Programs and the titles of each program and fictitious persons and locales therein, for advertising and publicity, of the Programs, and any broadcaster or sponsor thereof, but not for direct endorsement of any product or service, provided that any such use will protect the copyrights of Licensor. To the extent available to Licensor after reasonable efforts, Licensor will furnish Licensee with music cue sheets for the Programs and the information necessary for administration of rights payments and compliance with Section 507 of the Federal Communications Act of 1934, as amended concerning broadcast matter and disclosures required thereunder, insofar as that Section applies to persons furnishing program material for television broadcasting ("Section 507"). Subject to the foregoing and subject to Licensor's reasonable prior approval, Licensee shall have the right to produce its own promotional material for or from the Programs.

            4.7 Licensee agrees to include in its broadcast of Accepted Programs all copyright notices and all credits made part of each Accepted Program including but not limited to stars, directors, producers and writers. Licensee shall exhibit the Accepted Program as delivered in the Spanish language or with Spanish subtitles and no change, alteration or addition may be made to any Program without Licensor's consent except as may be necessary for the insertion of commercials during natural breaks in the Program or except as may be necessary to comply with Licensee's broadcast standards and practices and applicable government rules and regulations.

            4.8 Subject to Section 7.1 and 7.3 and Licensee's remedies for a breach thereof, Licensor may, at its sole and absolute discretion, withdraw any Program and terminate any license with respect to such Program if Licensor reasonably determines that the broadcast thereof is likely to: (i) infringe the rights of third parties, (ii) violate any law, court order, governmental regulation or ruling of any governmental agency, (iii) otherwise subject the Licensor to any material liability. In addition Licensor reserves the right to withdraw any Program prior to the conclusion of the applicable Broadcast Period if, for any reason, the program is no longer being produced by or available to Televisa. In the event of any such withdrawal or termination, Licensor shall give Licensee as much notice as

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possible, and the parties shall have no obligations to each other with regard to
Programs not produced, subject to Section 7.1 and 7.3 and Licensee's remedies for a breach thereof. No Program that is withdrawn pursuant to this Section 4.8 shall be relicensed to a third party in the Territory without being first offered to Licensee pursuant to Section 1.

            4.9 The license granted to Licensee with respect to each Accepted Program (other than novelas) shall be for one Network broadcast of each Program or Program episode, subject only to FCC rules and regulations and to tape delay in certain of Licensee's affiliated outlets to accommodate time zone differences. In addition, within 24 hours of the original broadcast, Licensee may broadcast a repeat of any Program, free of the restrictions contained herein regarding Network coverage. Except as herein provided, without the express permission of Licensor, not to be unreasonably withheld, no Program or Program episode may be rerun during any Broadcast Period.

         Notwithstanding the prohibition on reruns during a Broadcast Period, Licensee will have the option at the end of any Broadcast Period to license one
(1) rerun of each novela (herein "Protected Rerun"). Such option must be exercised in writing not later than thirty (30) days before the end of the Broadcast Period for each such novela. The terms of such Protected Rerun license shall be the same as for the original license, except that the time during which the broadcast must commence will be one (1) year instead of one hundred and eighty (180) days.

         5. Royalties.

            5.1 Licensee shall pay Licensor a royalty in cash for the Programs offered to it (the "Program Royalty") in an amount equal to a percentage of "combined net time sales" as Licensor and Venevision shall from time to time designate in a joint written notice to Licensee (which designation shall not be made more frequently than annually); provided that aggregate percentage royalties paid under this Section 5 and Section 5 of the Venevision Agreement shall not exceed 11% of combined net time sales for the period commencing on the date hereof and ending on December 31, 1996, 13.5% of combined net time sales for the period commencing on January 1, 1997 and ending on December 31, 1997, and 15% of combined net time sales for all periods commencing on or after January 1, 1998 until the termination of this Agreement. For purposes of this Agreement, "combined net time sales" shall mean all time sales of the Stations and the Networks, including barter and trade and television subscription revenue (including, without limitation, satellite subscription revenue), less advertising commissions, Special Event Revenue (as defined below), music license fees, outside affiliate compensation, and taxes (other than withholding taxes) paid by Licensee pursuant to Section 5.3 hereof and similar taxes paid by the Stations calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Notwithstanding the foregoing, no revenues of the Galavision Network received prior to the closing of the acquisition of the assets of the Galavision Network by Licensee pursuant to the Galavision Network Option Agreement between Univisa and Licensee entered into as

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of December 17, 1992 shall be included in combined net times sales for purposes of computing the Program Royalty. Unless otherwise agreed in writing between the parties, barter and trade sales shall be valued at the fair market value of the goods or services received by the Licensee or the Stations.

            5.2 Program Royalties shall be paid currently on a monthly basis on the twelfth business day after the end of each month in a single payment to Licensor based upon the parties' good faith best estimate at such time of the amounts accrued. Appropriate adjustment (the "Adjustment") will be made to Program Royalties on a quarterly basis within 45 days after the end of each quarter, and the full amount thereof shall be paid or credited, as the case may be, with the next monthly payment of Program Royalties for any difference between the amounts so paid and those finally determined to have accrued. In all cases, the calculation of the Adjustment will be made as promptly as practicable by Licensee, and in the event of any disputes the determination shall be made by a nationally recognized independent certified public accounting firm mutually selected by Licensor and Licensee (or, if they fail to designate such a firm within 10 days after written notice of a dispute, by such firm designated by the President of the American Arbitration Association (or his designee)), whose determination will be final and binding upon the parties. The fees and expenses of such firm shall be paid one-half by Licensor and one-half by Licensee, unless such firm determines it would be more equitable to otherwise allocate such fees and expenses.

            5.3 All payments made pursuant to this section shall be in cash in U.S. currency with accompanying back-up information in reasonable detail of combined net time sales for the applicable period. Such payments shall be calculated as provided above regardless of the amount of Programs licensed hereunder or whether any such Programs are broadcast. In order to assure compliance with the terms of this Agreement, Licensor shall have the right to receive once each year a certificate from Licensee's independent certified public accounting firm, which certificate shall attest to the combined net time sales for the year. Licensee shall pay for the preparation of such certificate and its delivery to Licensor. Licensor may request additional certificates and services either from Licensee's accounting firm or from a firm of certified public accountants chosen by Licensor. The fees and expenses of the certified public accountants providing such additional certificates and performing such additional services pursuant to this Section 5.3 shall be paid by Licensor, unless such verification results in an adjustment in Licensor's favor equal or greater than 5% of the amount originally computed by Licensee, in which case such fee will be paid by Licensee. Licensee agrees to provide any certified public accountants designated by Licensor with access to all business records of Licensor related to the computation of combined net time sales. Licensor agrees to maintain the confidentiality of all information learned from Licensee in connection with the performance of this Agreement, other than information (i) which becomes public (unless it becomes public because of a breach of this covenant by Licensor), (ii) which otherwise becomes known to Licensor (unless Licensor knows that the information has been disclosed in violation of a confidentiality agreement

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with Licensee), or (iii) which Licensor is required by law, order or administrative law request or by stock exchange rule or regulation to divulge.

            5.4 Any and all sums payable on account of sales, use or other similar taxes arising out of or relating to the licensing or exhibition by Licensee of the Programs, in addition to any personal property or other tax assessed or levied by any governmental unit arising out of or relating to the storage or possession of the Programs thereof by Licensee shall be paid by Licensee.

            5.5 Licensee may deduct and withhold from any payment to or for the account of Licensor with respect to the Program Royalties such amounts as it in good faith determines it is required to withhold with respect to such payment under applicable United States and state tax withholding laws, and shall promptly remit such amounts to the appropriate taxing authority. Within 30 days of any such remittance Licensee shall furnish to Licensor the original or certified copy of a receipt evidencing payment, or other evidence of payment reasonably satisfactory to Licensor. If Licensor has timely filed with Licensee a duly completed Form 4224, 1001, W-8 or W-9, of the Internal Revenue Service (or successor form thereto) or has complied with applicable procedures under state law, entitling it to exemption from, or a reduced rate of, withholding under the applicable law or regulations, the amount withheld shall be accordingly limited. Licensee shall cooperate in any reasonable manner requested by Licensor to minimize Licensor's withholding tax liability.

            5.7 If Licensee is more than 30 days late in paying any amount due to Licensor under this Section 5, such late amounts shall thereafter bear interest at a rate equal to LIBOR plus 5%, plus any applicable withholding.

         6. Special Programs and Co-Produced Programs.

            6.1 For purposes of this Agreement:

                (a) "Special Programs" means special programs such as the World Cup, other sporting events, political conventions, election coverage, parades, pageants, special variety shows and other non-episodic and non-continuing shows.

                (b) "Non-Televisa-Produced Special Programs" means Special Programs not produced directly or indirectly by or for Televisa.

                (c) "Televisa-Produced U.S. Special Programs" means Televisa-Produced Special Programs for which Licensor has adequate rights to license such Special Programs to Licensee under the terms of this Agreement.

                (d) "Televisa-Produced Non-U.S. Special Programs" means Televisa-Produced Special Programs for which Licensor does not have adequate rights to license such Special Programs to Licensee under the terms of this Agreement.

                (e) "Televisa-Produced Special Programs" means Special Programs directly or indirectly produced by or for Televisa.

                (f) "Special Event Revenue" means net time sales for Non-Televisa-Produced Special Programs and Non-Venevision-Produced Special Programs as defined in the Venevision Agreement broadcast by Licensee on either Network.

            6.2 Licensor shall use its best efforts, and shall cause its Affiliates to use their best efforts, to coordinate its Non-Televisa-Produced Special Program acquisitions with those of Licensee, so as to permit Licensee to participate therein and to acquire rights in the Territory to such programs on an advantageous basis and on terms satisfactory to Licensee; provided, however, that the obligation to use "best efforts" shall not be interpreted to include any obligation of Licensor or its Affiliates to expend additional money to permit Licensee's participation or to acquire rights on an advantageous basis.

            6.3 Televisa-Produced U.S. Special Programs shall be "Programs" for all purposes of this Agreement.

            6.4 At the request of Licensee, Licensor shall use its best efforts, and shall cause its Affiliates to use their best efforts, to acquire broadcast rights in the Territory on terms satisfactory to Licensee for Televisa-Produced Non-U.S. Special Programs and any Co-Produced Program that falls within clause
(i) (but not clause (ii)) of the definition of "Co-Produced Program" in Section 1.2(a); provided, however, that the obligation to use its "best efforts" shall not be interpreted to include any obligation of Licensor to expend additional money, except to the extent reimbursed by the "Special Event Fee" (as defined below). Such programs accepted by Licensee shall be licensed hereunder to Licensee for the Program Royalty plus a fee (the "Special Event Fee") in the amount of the cost to Licensor of the acquisition of broadcast rights in the Territory to such program, such costs to be determined by the parties in good faith based on the portion of the total amount paid by Licensor for broadcast rights that is reasonably allocated to the acquisition of broadcast rights in the Territory.

            6.5 Licensor shall offer Licensee in accordance with all applicable provisions of this Agreement all Co-Produced Programs that fall within clause
(ii) of the definition of "Co-Produced Program" in Section 1.2(a) for which program Licensor has or can obtain adequate rights and licensing authority to offer such programs to Licensee in compliance with the terms and conditions of this Agreement, except that the Program Royalty specified in Section 5 hereof shall not include the license fee for Co-Produced Programs. Compensation to Licensor for all Co-Produced Programs accepted by Licensee shall be computed and paid in accordance with such terms as the parties may mutually agree in writing. If the parties are unable to agree on the royalty for any Co-Produced Program within 10 days after such program is offered by Licensor, such program may be sold to others in the Territory, so long as Licensor in good faith determines that the terms and conditions applicable to such sale are more favorable to the Licensor than those offered by the Licensee in writing within such 10-day period.

         7. Representations and Warranties of Licensor.

            7.1 Licensor hereby agrees, warrants and represents as follows:

                (a) Subject to Section 1.4 hereof Licensor is free to enter into and fully perform this Agreement;

                (b) Licensor has or will have the right to grant to Licensee the broadcast rights to the Accepted Programs in the Territory set forth in this Agreement, including but not limited to the necessary literary, artistic, technological and intellectual property rights and has secured or will secure all necessary written consents, permissions and approvals for incorporation into such Programs of the names, trademarks, likenesses and/or biographies of all persons, firms, products, companies and organizations depicted or displayed in such Programs, and any preexisting film or video footage produced by third parties;

                (c) There are no and will not be any pending claims, liens, charges, restrictions or encumbrances on the Accepted Programs that conflict with the broadcast rights granted hereunder to such Programs in the Territory;

                (d) Licensor has paid or will pay all compensation, residuals, reuse fees, synchronization royalties, and other payments which must be made in connection with the Accepted Programs and in connection with exploitation of the rights herein granted to Licensee to any third parties including, but not limited to, musicians, directors, writers, producers, announcers, publishers, composers, on-camera and off-camera performers and other persons who participated in production of such Programs, and to any applicable unions, guilds or other labor organizations; provided, however, that Licensor has not acquired performing rights for performance in the Territory of the music contained in such Programs, which rights shall be obtained by Licensee; provided, further, however, that Licensor warrants and represents that all music is available for licensing through ASCAP, BMI or SESAC (or any successor or similar entity in the United States) or is in the public domain or is owned or controlled by Licensor to the extent necessary to permit broadcasts hereunder in the Territory and no additional clearance or payment is required for such broadcast;

                (e) The main and end titles of the Accepted Programs and all publicity, promotion, advertising and packaging information and materials supplied by Licensor will contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of such Programs who are entitled to receive credit and comply with all applicable contractual, guild, union and statutory requirements and agreements;

                (f) Exercise of the broadcast rights to the Accepted Programs in the Territory will not infringe on any rights of any third party, including but not limited to copyright, patent, trademark, unfair competition, contract, property, defamation, privacy, publicity or "moral rights" (to the extent such moral rights are recognized by U.S. law);

                (g) Except to the extent expressly permitted by this Agreement, Licensor has not and will not grant or license to others, and will not itself exercise, any rights to broadcast the Accepted Programs in or to the Territory;

                (h) Each and every one of the representations and warranties made by Licensor herein shall survive the Broadcast Period for each Accepted Program;

                (i) To the extent Section 507 (as defined in Section 4.6 above) is applicable, no Accepted Program includes or will include any matter for which any money, service or other valuable consideration is directly or indirectly paid or promised to Licensor by a third party, or accepted from or charged to a third party by Licensor, unless such is disclosed in accordance with Section
507. Licensor shall exercise reasonable diligence to inform its employees, and other persons with whom it deals directly in connection with such programs, of the requirements of Section 507; provided, however, that no act of any such employee or of any independent contractor connected with any of the programs, in contravention of the provisions of Section 507, shall constitute a breach of the provisions of this paragraph unless Licensor has actual notice thereof and fails promptly to disclose such act to Licensee. As used in this paragraph, the term "service or other valuable consideration" shall not include any service or property furnished without charge or at a nominal charge for use in, or in connection with, any of the programs "unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast," as such terms are used in Section
507. No inadvertent failure by Licensor to comply with this paragraph shall be deemed a breach of this Agreement; and

                (j) For purposes of this Section 7.1 only, "Accepted Programs" shall be deemed to include Televisa Produced U.S. Special Programs to the extent broadcast by Licensee.

                7.2 Licensor further agrees that, while it has no obligation to do so, if it secures a producer's (Errors and Omissions) liability policy covering the Programs, or any part thereof, it will cause Licensee to be named as an additional insured on such policy and will cause a certificate of insurance to be promptly furnished to Licensee, provided, however, that the inclusion of Licensee as an additional insured does not result in any additional cost or expense to Licensor. Licensor will notify Licensee when such insurance is obtained and, after obtained if cancelled. Any such insurance as to which Licensee is an additional insured shall be primary as to Licensee and not in excess of or contributory to any other insurance provided for the benefit of or by Licensee.

                7.3 Licensor warrants that the amount of Programs made available throughout the term hereunder for license hereunder, when aggregated with (i) the amount of Programs (as defined in the Venevision Agreement) made available for license by Venevision pursuant to the Venevision Agreement, (ii) any local-produced programming by the Stations to the extent such locally produced programming is used on either of the Networks, (iii) any programs produced by Licensee, and (iv) any programs purchased by Licensee other than from Licensor, will be sufficient to fill a twenty-four hour a day, seven day a week time schedule for each of the Univision Network and the Galavision Network, which such time schedules as between the two networks shall be separate and non-duplicative.

         8. Indemnification.

            8.1 Licensor agrees to hold Licensee, [its partners, the partners of any partnership that is a partner of Licensee, officers, employees, and agents and the shareholders, officers, directors, employees and agents of the partners or any corporation or partnership that is a partner of Licensee (collectively the "Licensee Indemnitees"), harmless, from any claims, deficiencies, assessments, liabilities, losses, damages, expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, "Losses") which any Licensee Indemnitee may suffer by reason of Licensor's breach of, or non-compliance with, any covenant or provision herein contained or the inaccuracy of any warranty or representation made in this Agreement and any such damages shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to Licensee on account of Licensee's payment of such claim; (ii) insurance proceeds which Licensee has or will receive in connection with such claim, and (iii) any recovery from third parties in connection with such claim; provided, however, that Licensor shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if Licensee provides Licensor with an undertaking to reimburse Licensor for the amount of any such claim ultimately received; and provided, further, that Licensee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensor is subrogated (in form and substance satisfactory to Licensor) to Licensee claims in respect of such insurance or third parties.

            8.2 Licensee agrees to indemnify Licensor, its direct and indirect shareholders and all officers, directors, employees and agents of any of the foregoing (the "Licensor Indemnitees") against and hold the Licensor Indemnitees harmless from any and all Losses incurred or suffered by any Licensor Indemnitee arising out of a breach by Licensee of the representations, warranties, covenants or agreements made or to be performed by it pursuant hereto, or arising out of any program or commercial material (apart from the Programs) furnished by Licensee and any such damages shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to Licensor on account of Licensor's payment of such claim; (ii) insurance proceeds which Licensor has or will receive in connection with such claim, and (iii) any recovery from third parties in connection with such claim; provided, however, that Licensee shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if Licensor provides Licensee with an undertaking to reimburse Licensee for the amount of any such claim ultimately received; and provided, further, that Licensor shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensee is subrogated (in form and substance satisfactory to Licensee) to Licensor claims in respect of such insurance or third parties.

            8.3 The following procedures shall govern all claims for indemnification made under any provision of this Agreement. A written notice (an "Indemnification Notice") with respect to any claim for indemnification shall be given by the party seeking indemnification (the "Indemnitee") to the party from which indemnification is sought (the "Indemnitor") within thirty (30) days of the discovery by the Indemnitee of such claim, which Indemnification Notice shall set forth the facts relating to such claim then known to the Indemnitee (provided that failure to give such Indemnification Notice as aforesaid shall not release the Indemnitor from its indemnification obligations hereunder unless and to the extent the Indemnitor has been prejudiced thereby). The party receiving an Indemnification Notice shall send a written response to the party seeking indemnification stating whether it agrees with or rejects such claim in whole or in part. Failure to give such response within ninety (90) days after receipt of the Indemnification Notice shall be conclusively deemed to constitute acknowledgment of the validity of such claim. If any such claim shall arise by reason of any claim made by third parties, the Indemnitor shall have the right, upon written notice to Indemnitee within 30 days after receipt of the Indemnification Notice, to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee, at Indemnitor's expense, and the Indemnitee shall have the right, at its own expense, to employ counsel to represent it; provided, however, that if any action shall include both the Indemnitor and the Indemnitee and there is a conflict of interest because of the availability of different or additional defenses to the Indemnitee, the Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the Indemnitor's expense. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under the Indemnitee's control as to the claim and shall make appropriate personnel available for any discovery, trial or appeal. If the Indemnitor does not elect to undertake the defense as set forth above, the Indemnitee shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnitor; provided, however, the Indemnitee shall not settle or compromise any claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may settle any claim at any time at its expense, so long as such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such claim.

         9. Term. The term of this Agreement shall be until December 17, 2017. Any license in effect for any Program at the date of termination of this Agreement shall continue through the Broadcast Period for such Program, with no right of re-license or extension at the end thereof, and all of the rights and obligations of the parties under this Agreement with respect to such license will continue through the Broadcast Period for such Program, it being agreed that the parties shall enter into mutually satisfactory royalty arrangements with respect to the Broadcast Period following the termination of this Agreement in order to compensate Licensor for the use of Programs during such period and, if the parties are unable to agree upon such royalty arrangements, the amount thereof shall be determined based on prevailing market conditions.

         In addition this Agreement may be terminated by either party in the event that the other party (i) materially breaches its obligations hereunder and fails to cure such breach within 180 days of notice thereof (90 days for failure to pay the Program Royalty when due) by the party seeking termination (which notice shall describe the breach in reasonable detail); provided, however, that the inaccuracy of any of Licensor's representations and warranties contained in
Section 7 hereof shall not be deemed to be a breach of its obligations for purposes of this Section 9 to the extent that Licensor satisfies its indemnification obligations with respect to such inaccuracy, or (ii) asserts Force Majeure under Section 10 as a relief from substantially all of its obligations hereunder for a period in excess of one year. Any notice of material breach referred to in (i) above shall concurrently be sent to the Managing Agents for any lenders providing financing to the Stations and the Networks, and the Managing Agents on behalf of such lenders shall have the right to cure such alleged material breach within such 30-day or 180-day cure period. Any notice of termination for Force Majeure pursuant to (ii) above shall concurrently be sent to such Managing Agents.

         10. Force Majeure. Neither party hereto shall be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation (a "Force Majeure Event"). Each party shall promptly notify the other in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the party affected and make reasonable efforts to remedy any such event, except that neither party shall be under any obligation to settle a labor dispute. If Licensor is prevented by a Force Majeure Event from delivering any Accepted Program to Licensee, the running of the time period for purposes of computing the applicable Broadcast Period for such Program shall be suspended and, if such Force Majeure Event prevents Licensor from delivering any substitute Programs to Licensee, then Licensee's obligations to pay the Program Royalty under Section
5.1 hereof shall be reduced (but not below zero) for the time period or periods so affected to the extent necessary to compensate Licensee for the cost of obtaining substitute programming. Any notice of Force Majeure sent pursuant to this Section 10 shall concurrently be sent to the Managing Agents referred to in
Section 9 above.

         11. Modification. This Agreement shall not be modified or waived in whole or in part except in writing signed by an officer of the party to be bound by such modification or waiver.

         12. Waiver of Breach. A waiver by either party of any breach or default by the other party shall not be construed as a waiver of any other breach or default whether or not similar and whether or not occurring before or after the subject breach.

         13. Jurisdiction; Venue; Service of Process. Each of the parties irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each of the parties irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA, 90017 as his or its agent to receive on behalf of him or it and his or its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to any of the parties in care of the Process Agent at the Process Agent's above address, and each of the parties irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, each of the parties consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to such party at its address specified in or pursuant to
Section 14. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         14. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b)), addressed as set forth in Schedule 1 or to such other addresses as may be specified by like notice to the other parties.

         15. Assignments. Either of the parties may assign its rights hereunder and delegate its duties hereunder, in whole or in part, to an Affiliate capable to perform the assignor's obligations hereunder, and either of the parties may assign its rights hereunder and delegate its duties hereunder to any person or entity to which all or substantially all of such party's businesses and assets are pledged or transferred. No such assignment or delegation shall relieve any party of its obligations hereunder. Any such assignment or delegation authorized pursuant to this Section 15 shall be pursuant to a written agreement in form and substance reasonably satisfactory to the parties [and to the Managing Agents referred to in Section 9 above]. Except as otherwise expressly provided herein, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any of the parties, in whole or in part, whether voluntarily, by operation of law or otherwise; provided, however, that Licensor may assign, grant a security interest in or otherwise transfer its rights to payment hereunder in connection with one or more financings. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Nothing contained herein, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         16. Governing Law. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

         17. Further Assurances. Each party hereto agrees to execute any and all additional documents and do all things and perform all acts necessary or proper to further effectuate or evidence this Agreement including any required filings with the U.S. Copyright Office.

         18. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

         19. Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated; provided that the aggregate of all such provisions found to be invalid or unenforceable does not materially affect the benefits and obligations of the parties of the Agreement taken as a whole.

         20. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction pursuant to Section 13, this being in addition to any other remedy to which they are entitled at law or in equity.

         21. Acknowledgement of Security Interest. Pursuant to the financing documents referred to in Section 9 above, the Administrative Agent (for the benefit of the various lenders) has been granted a security interest in and to all of Licensee's rights in this Agreement. The parties hereto acknowledge and consent to the grant of such security interest.

         22. Participation Agreement. All the terms and conditions of this Agreement shall at all times be subject to the terms and conditions of the Participation Agreement of even date herewith among Univision Television Holdings, Inc, A. Jerrold Perenchio, Grupo Televisa, S.A., and Messrs. Gustavo
A. Cisneros and Ricardo J. Cisneros, and if there is any inconsistency between any terms and conditions of this Agreement and the terms and conditions of the Participation Agreement, the Participation Agreement shall prevail.

         23. Televisa Advertising. Advertising time which is not sold to advertisers or used by the Network or the Stations for their own purposes will be made available without charge to Televisa and its Affiliates. Other than as set forth in the following sentence, such time may be used for promotion or direct sale (i.e., telemarketing) of products or services now or hereafter owned or being provided by Televisa or its Affiliates (including, without limitation, theatrical motion pictures produced or being distributed by any of them). Such time, however, will not be available for any product or service that is marketed primarily by telemarketing that was not owned or being provided by Televisa or its Affiliates as of December 17, 1992, and provided, further, that such time may be preempted by the Network or any Station to the extent that such time is to be sold to a paying advertiser. Televisa and its Affiliates will be permitted to purchase for such purposes advertising time which cannot be preempted by the Network or the Stations for the lowest spot rate then being offered for a non-preemptable spot in the program during which such time is sold. Televisa may not, however, directly or indirectly make such free or purchased time available to Persons other than its Affiliates. All material provided for broadcast by the Televisa or its Affiliates shall comply with the quality standards for unaffiliated advertisers established by the Network or the Stations from time to time. The Board of Directors of Licensee, by a vote which includes, in addition to any other required vote of directors, the affirmative vote of a majority of the Class T Director(s) (so long as a Class T Voting Conversion (as defined in the Restated Certificate of Incorporation of UCI) has not occurred) or a majority of the Class V Director(s) (so long as a Class V Voting Conversion (as defined in the Restated Certificate of Incorporation of UCI) has not occurred, may make such rules in connection with the use of such time by Televisa and its Affiliates as it determines to be appropriate, including, without limitation, rules for the fair allocation of such time between Televisa and [Venevision] and their respective Affiliates.

         IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

                                            UNIVISA, INC.

                                            By:___________________________
                                            Title:________________________

                                            THE UNIVISION NETWORK LIMITED
                                            PARTNERSHIP

                                            By:___________________________
                                            Its:__________________________

                                    GUARANTY

                  For and in consideration of the execution by UNIVISION _____ ("Licensee") of that Amended and Restated Program License Agreement (the "License Agreement"), between Licensee and UNIVISA, INC. ("Licensor"), of even date herewith, GRUPO TELEVISA, S.A. ("Guarantor") hereby agrees as follows:

         1. Guarantor confirms and joins in the representations and warranties made by Licensor in Section 7 of the License Agreement;

         2. Guarantor agrees that for the term of the License Agreement it will use commercially reasonable efforts to continue to produce Programs for Licensor's use at least to the same extent including quantity and quality as in calendar 1989, 1990 and 1991, provided nothing herein shall require Guarantor to produce any particular type or mix of programs. In any event the amount of Programs provided for Licensor's use shall be sufficient to enable Licensor to satisfy its obligations under Sections 7.3 and 1.1(a) of the License Agreement.

         3. Guarantor guarantees the full performance by Licensor of all of its obligations under the License Agreement and further agrees to be bound, and cause its Affiliates to be bound, by the provisions of the License Agreement applicable to it or such Affiliates, as the case may be.

         4. Guarantor irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Guarantor irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Guarantor irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA 90017 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to Guarantor in care of the Process Agent at the Process Agent's above address, and Guarantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, Guarantor consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to Licensor at its address specified in or pursuant to Section 14 of the License Agreement. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         5. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

         6. Guarantor agrees that its obligations hereunder (the "Obligations) are irrevocable, absolute, independent, unconditional and continuing, and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Obligations. Guarantor hereby waives notice of acceptance of this guaranty, presentments, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against Licensor or any other person or entity or to pursue any other remedy in Licensee's power. Without limiting the generality of any other waiver or provision set forth herein, Guarantor hereby waives, to the maximum extent such waiver is permitted by law, any and all defenses arising directly or indirectly under any one or more of California Civil Code Sections 2808, 2809, 2810, 2815, 2819,
         2839, 2849, 2850, 2899 and 3433. Guarantor agrees that one or more, and successive and/or concurrent, actions may be brought against it, either in the same action in which Licensor or any other person is sued on in separate actions and that the cessation of the liability of Licensor for any reason, other than full payment and performance of the obligations, shall not in any way affect the liability of the undersigned hereunder.

                  The rights, powers and remedies given to Licensee by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Licensee by virtue of any statute or rule of law or in the license agreement. Any forbearance or failure to exercise, or any delay by Licensee in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

                  In case any provision in or Obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Licensee and its successors and assigns.

                  To the extent Guarantor is guaranteeing payment obligations of Licensor under the terms of the License Agreement ("Payment Obligations"), this guaranty is a guaranty of payment when due and not of collectibility. Licensee may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor's liability hereunder, (i) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the obligations of Licensor or any agreement relating thereto; (ii) have stayed or enjoined, by order of court, by operation of law or otherwise, the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the obligations of Licensor or any agreement relating thereto; (iii) waive, amend or modify, or consent to departure from, any of the terms or provisions of the License Agreement; and (iv) omit or delay in doing any act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the obligations.

                  Guarantor hereby waives, for the benefit of the Licensee: (i) any defense arising by reason of the incapacity or lack of authority of Licensor; (ii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (iii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor's obligations hereunder.

                  Until any Payment Obligations shall have been paid in full, Guarantor shall withhold exercise of any right of subrogation. Guarantor further agrees that, to the extent the withholding of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Licensor shall be junior and subordinate to any rights Licensee may have against Licensor.

                  In the event that all or any portion of any Payment Obligations are paid by Licensor, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Licensee as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Payment Obligations for all purposes under this Guaranty.

         7. Guarantor shall not be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of Guarantor, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation. Guarantor shall promptly notify Licensee in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on Licensee and make reasonable efforts to remedy any such event, except Guarantor shall be under no obligation to settle a labor dispute.

         8. Pursuant to the financing documents referred to in Section 9 of the License Agreement, the Administrative Agent (for the benefit of the various lenders) has been granted a security interest in and to all of Licensee's rights in the License Agreement. The parties hereto acknowledge and consent to the grant of such security interest.

         DATED:

                                     GRUPO TELEVISA, S.A.


                                     By:____________________________________
                                            Name:
                                            Title:

Accepted and Agreed:

UNIVISION ______


By:___________________________
Its:__________________________

                                    GUARANTY

                  For and in consideration of the execution by UNIVISA, INC. ("Licensor") of that Amended and Restated Program License Agreement (the "License Agreement"), between Licensor and THE UNIVISION NETWORK LIMITED PARTNERSHIP ("Licensee"), of even date herewith, UNIVISION COMMUNICATIONS INC. ("Guarantor") hereby agrees as follows:

         1. Guarantor guarantees the full performance by Licensee of all of its obligations under the License Agreement and further agrees to be bound, and cause its Affiliates to be bound, by the provisions of the License Agreement applicable to it or such Affiliates, as the case may be.

         2. Guarantor irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Guarantor irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Guarantor irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA 90017 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to Guarantor in care of the Process Agent at the Process Agent's above address, and Guarantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, Guarantor consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to Licensee at its address specified in or pursuant to Section 14 of the License Agreement. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         3. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

         4. Guarantor agrees that its obligations hereunder (the "Obligations") are irrevocable, absolute, independent, unconditional and continuing, and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Obligations. Guarantor hereby waives notice of acceptance of this guaranty, presentments, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against Licensee or any other person or entity or to pursue any other remedy in Licensor's power. Without limiting the generality of any other waiver or provision set forth herein, Guarantor hereby waives, to the maximum extent such waiver is permitted by law, any and all defenses arising directly or indirectly under any one or more of California Civil Code
         Sections 2808, 2809, 2810, 2815, 2819, 2839, 2849, 2850, 2899 and
         3433. Guarantor agrees that one or more, and successive and/or concurrent, actions may be brought against it, either in the same action in which Licensee or any other person is sued or in separate actions and that the cessation of the liability of Licensee for any reason, other than full payment and performance of the Obligations, shall not in any way affect the liability of the undersigned hereunder.

                  The rights, powers and remedies given to Licensor by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Licensor by virtue of any statute or rule of law or in the License Agreement. Any forbearance or failure to exercise, or any delay by Licensor in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

                  In case any provision in or Obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Licensor and its successors and assigns.

                  To the extent Guarantor is guaranteeing payment obligations of Licensee under the terms of the License Agreement ("Payment Obligations"), this guaranty is a guaranty of payment when due and not of collectibility. Licensor may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor's liability hereunder, (i) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the obligations of Licensee or any agreement relating thereto; (ii) have stayed or enjoined, by order of court, by operation of law or otherwise, the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the obligations of Licensee or any agreement relating thereto; (iii) waive, amend or modify, or consent to departure from, any of the terms or provisions of the License Agreement; and (iv) omit or delay in doing any act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the obligations.

                  Guarantor hereby waives, for the benefit of the Licensor: (i) any defense arising by reason of the incapacity or lack of authority of Licensee; (ii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (iii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor's obligations hereunder.

                  Until any Payment Obligations shall have been paid in full, Guarantor shall withhold exercise of any right of subrogation. Guarantor further agrees that, to the extent the withholding of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Licensee shall be junior and subordinate to any rights Licensor may have against Licensee.

                  In the event that all or any portion of any Payment Obligations are paid by Licensee, the Obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Licensor as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Payment Obligations for all purposes under this Guaranty.

         5. Guarantor shall not be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its Obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of Guarantor, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation. Guarantor shall promptly notify Licensor in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on Licensor and make reasonable efforts to remedy any such event, except Guarantor shall be under no obligation to settle a labor dispute.

         DATED:

                                     UNIVISION COMMUNICATIONS INC.


                                     By:____________________________________
                                           Name:
                                           Title:

Accepted and Agreed:

UNIVISA, INC.

By:___________________________
Its:__________________________

                                   Schedule 1

                                     NOTICES

          (i)      If to Licensee:

                           1999 Avenue of the Stars, Suite 3050
                           Los Angeles, California 90067
                           Attn:  Robert V. Cahill, Esq.
                           Telecopier:  (310) 556-3568

                   with a copy to:

                           O'Melveny & Myers LLP
                           1999 Avenue of the Stars, Suite 700
                           Los Angeles, California 90067
                           Attn:  Donald V. Petroni
                           Telecopier:  (310) 246-6779

          (ii)             If to Licensor:
                           c/o Univisa, Inc.

                           2121 Avenue of the Stars, Suite 3300
                           Los Angeles, California 90067
                           Attn: Lawrence W. Dam
                           Telecopier:   (310) 286-2892

                   with copies to:

                           Univisa, Inc.
                           2121 Avenue of the Stars, Suite 3300
                           Los Angeles, California 90067
                           Attn:
                           Telecopier: (310) 286-1615

                   and

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York 10004-1980
                           Attn: Joseph A. Stern
                           Telecopier: (212) 747-1526